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                                                                    EXHIBIT 99.1

JOHN E. JACKSON APPOINTED CHIEF FINANCIAL OFFICER OF HANOVER COMPRESSOR

WILLIAM S. GOLDBERG ELECTED VICE CHAIRMAN OF THE BOARD;  VICTOR E. GRIJALVA AND
I. JON BRUMLEY ELECTED DIRECTORS

Note:  Conference Call Scheduled for 2:00 p.m. ET today

HOUSTON, February 26, 2002 - Hanover Compressor (NYSE: HC), a leading provider of outsourced natural gas compression services, today announced the election of William S. Goldberg as Vice Chairman of the Board, the election of Victor E. Grijalva and I. Jon Brumley as additional directors, and the appointment of John
E. Jackson to succeed Goldberg as Chief Financial Officer and serve as Senior Vice President of the Company.

Jackson, 43, was formerly Vice President and Chief Financial Officer of Duke Energy Field Services (DEFS) in Denver, a $10 billion joint venture of Duke Energy and Phillips Petroleum that is one of the nation's largest producers and marketers of natural gas liquids.

Goldberg, 43, who has been a Director and Executive Vice President of Hanover since 1991, was appointed Chief Financial Officer in May 2000. In addition to his new role as Vice Chairman, Goldberg will continue as a member of the Finance and Executive committees of the Board of Directors.

Grijalva recently retired as vice chairman of Schlumberger Ltd. and currently is chairman of the board of directors of Transocean Sedco Forex (NYSE: RIG) of Houston, a leader in contract drilling of oil and gas wells in offshore areas around the world. Brumley currently is chairman and chief executive officer of Encore Acquisition Company (NYSE: EAC) of Fort Worth, a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves.

"I think I speak for all shareholders when I say how pleased we are to welcome John Jackson, whose appointment is the result of a comprehensive 10-month search initiated to continue to expand Hanover's senior executive management team, adding upon the significant staff and resource additions to the Company's finance and accounting organization made over the past two years," said Michael
J. McGhan, President and Chief Executive Officer. "Bill will continue his active involvement in Hanover's management and direction, and, more importantly, will focus his skills on helping scale up our organization to best address our Company's size, scope and strategy.

"We also recognize the need for broader counsel at the director level in dealing with rapid growth and international expansion," he said. "Victor Grijalva and Jon Brumley are among the most widely recognized and respected executives in the global energy services sector. Both have made important and lasting contributions to the growth of their respective companies during their careers. Victor and Jon's experience and insight will prove extremely valuable to our Company as we execute our business plan."

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"Today's announcement caps a process we began last May to deepen our management team at all levels commensurate with Hanover's growth as the global leader in outsourced natural gas compression and treating, approaching $1 billion in revenues and facing a wealth of growth opportunities," McGhan said.

Jackson joined DEFS as Vice President and Controller in April 1999 and was named Chief Financial Officer in February 2001. Prior to joining DEFS, Jackson served in a variety of treasury, controller and accounting positions at Union Pacific Resources between June 1981 and April 1999, including Chief Financial Officer - Gathering, Processing & Marketing Division. He began his career as a staff accountant with Arthur Young & Company in Fort Worth, TX in 1979. A certified public accountant, Jackson graduated cum laude with a degree in Business Administration from Baylor University.

"In John Jackson, Hanover has added a highly seasoned energy services executive with 20 years' financial experience, who will make an outstanding addition to our company and executive management team," McGhan said. "John's impressive experience at both Duke Energy Field Services and Union Pacific Resources, as well as his broad knowledge of the gas compression and gas handling business, make him the perfect choice to help lead Hanover. John's extensive experience in carrying out DEFS' post-acquisition financial management integration process will prove very valuable to Hanover. We are extremely pleased to welcome John aboard as we further expand our market position domestically and develop our proven gas compression outsourcing model globally in the years ahead," said McGhan.

"Bill Goldberg has been an important contributor to the Company's strong growth since GKH Investments, L.P., first invested in the then-private Hanover Compressor in 1991 when our annual revenues amounted to $17 million," McGhan said. "We appreciate the extra contribution he made when we asked him to step in as CFO a year and a half ago upon Curtis Bedrich's retirement, and we look forward to his continued guidance and counsel as vice chairman."

Conference Call Details:
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The Company will host a conference call at 2:00 p.m. ET, Tuesday, February 26, to discuss these matters and other recent corporate developments. To access the call, participants should dial 913-981-4912 at least 10 minutes before the scheduled start time. For those unable to participate on the call, a replay will be available from 5:00 p.m. (ET) on Tuesday, February 26, until midnight, Friday, March 8. To listen to the replay, please call (719) 457-0820. The access code for the call is 439591.

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Certain matters discussed in this press release are "forward-looking statements"
intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially

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from those anticipated as of the date of this press release. The risks and uncertainties include: the loss of market share through competition, the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which would cause a decline in the demand for Hanover's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover to make significant capital expenditures; inability to successfully integrate acquired businesses; and changes in economic or political conditions in the countries in which Hanover operates. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.